Exhibit 99.1

LogicMark, Inc. Appoints Barbara Gutierrez to Board of Directors

Louisville, KY, May 24, 2022 – LogicMark, Inc. (Nasdaq: LGMK) (the “Company” or “LogicMark”) (formerly Nxt-ID, Inc.), a provider of personal emergency response systems (PERS), health communications devices, and IoT technology for the growing care economy, today announces the appointment of seasoned financial executive Barbara Gutierrez to its Board of Directors. Ms. Gutierrez will chair the Audit Committee of the Board.

Ms. Gutierrez is an accomplished leader with more than 30 years of experience in executive and financial leadership roles with high growth, entrepreneurial companies in a range of industries. She has directed and improved the financial operations of public, private equity and privately held companies, with extensive experience with capital transactions like IPOs, capital raises, and M&A transactions.

She currently serves as chief financial officer of InnovAge Holding Corp. (Nasdaq: INNV) and has served as chief financial officer and chief people services officer for Hero DVO, LLC and in senior leadership roles at Strad Energy Services, Jones Knowledge Group, PhyCor, and HealthOne. She has also served as a board member of Jones International University, Camp Fire Girls of Colorado (where she she served as treasurer of the Board), and corporate secretary for Strad Energy Services, a TSX-traded company.

Ms. Gutierrez is a graduate, magna cum laude, of the University of Denver, and is a certified public accountant and chartered global management accountant.

Chia-Lin Simmons, LogicMark’s Chief Executive Officer, commented, “Barbara’s work with InnovAge is at the forefront of value-based senior healthcare and relates directly to our dedication to helping people age on their terms. She understands our business and will be instrumental in helping us to grow within the B2B vertical, and we look forward to her guidance and wisdom as we continue to transform LogicMark beyond being a product development company with limited scope.”

“LogicMark stands on the precipice of considerable change as it redefines what it means to be part of the care economy. They’ve made significant strides towards optimization, aided by their long-held relationships and truly innovative product team. I’m looking forward to collaborating with the board and executive leaders to help the Company continue this success. ” added Ms. Gutierrez.

About LogicMark, Inc.

LogicMark, Inc. (Nasdaq: LGMK) provides personal emergency response systems (PERS), health communications devices and IoT technologies to create a Connected Care Platform. The Company’s devices give people the ability to receive care at home and confidence to age in place. LogicMark revolutionized the PERS industry by incorporating two-way voice communication technology directly into its medical alert pendant and providing this life-saving technology at a price point everyday consumers can afford. The Company’s PERS technologies are sold through the United States Veterans Health Administration and dealers/distributors.  LogicMark has been awarded a contract by the U.S. General Services Administration that enables the Company to distribute its products to federal, state, and local governments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

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Investor Relations Contact:

CORE IR

Investor@logicmark.com